Exhibit 99.27

Guardian 8 Signs Pro V2 Distributors in Ecuador, Uruguay and Panama

Recent Agreements Further Guardian 8's Goal of Expanding International Adoption of Pro V2

SCOTTSDALE, AZ--(Marketwired - Feb 18, 2015) - Guardian 8 Corporation, a wholly owned subsidiary of Guardian 8 Holdings (OTCQB: GRDH), announced today that it has signed exclusive distribution agreements in Ecuador and Uruguay and a non-exclusive agreement in Panama. These agreements -- representing approximately $100,000 in potential revenues -- solidifies Guardian 8's growing presence in Central and South America, joining Argentina, Colombia and Mexico as international distributors of the Pro V2.

The new distributors in all three countries have agreed to inventory purchases of $25,000 each for exclusive distribution and $10,000 each for non-exclusive distribution agreements as well as work with local governments to gain approval for import and implementation. In addition, the distributors will certify Pro V2 instructors.

"We are thrilled to continue expanding internationally into Ecuador, Uruguay and Panama," said Guardian 8 CEO Steve Cochennet. "There has been significant demand for a non-lethal security option throughout Central and South America, so the Pro V2 is an ideal solution for officers in these countries. This is only a stepping stone as we build additional global support for the concept of Intermediate response."

According to the website for the Ecuador Police Force, 43,488 security personnel served at Ecuador's famous Carnaval celebration this month. Additionally, a recent study found that Uruguay has one police officer for every 241 people in its capital, Montevideo, and another part of the country, Flores, has one "efectivo" per every 89 citizens.

Confirmation of these recent agreements comes just before Guardian 8 presents the Pro V2 device at the International Defence Exhibition & Conference 2015 (IDEX) in Abu Dhabi February 22-26.

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the Pro V2, an enhanced non-lethal (ENL) response to threats that revolutionizes how companies keep workplaces safe and mitigate risk. The Pro V2 is a defensive device that provides any operator with non-lethal means to protect themselves and others, allowing time for law enforcement response, while initiating communication and incident recording. The Pro V2 is an intermediate option for response to aggressive subjects, developed as a solution for security professionals seeking a flexible tool with a layered defense approach. Guardian 8 was awarded the "Campus Safety BEST Award" for 2014 in the personal gear and equipment category, one of "Ten Companies to Watch" in March 2014 by the Phoenix Business Journal, and an ASIS Accolades Award for "Security's Best." To learn more about the company and its personal protection product line, visit www.Guardian8.com. Follow Guardian 8 on LinkedIn, YouTube, Facebook and Twitter. Sign up for investor alerts at http://ir.guardian8.com/email-alerts.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the new distributors in Ecuador, Uruguay and Panama; actual revenues to be derived from the agreements; actual acceptance of the Pro V2 device in Central and South America; Guardian 8's ability to export the Pro V2 device into Central and South America and other countries; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact
Susan Krause
Sr. Marketing Manager
Guardian 8 Corporation
7432 E. Tierra Buena Lane, Suite 102
Scottsdale, AZ 85260
O: 480-426-1060
C: 480-620-0182
skrause@guardian8.com

Investor Relations
Casey Burt
IN2NE, Corp.
350 SE 8th Street
Pompano Beach, FL 33060
O: 561-929-2324
crburt2@gmail.com